Exhibit 10.1

PROMISSORY NOTE

$40,000 January 16, 2015

$360,000 January 22, 2015

FOR VALUE RECEIVED, the undersigned, PCS Edventures!.Com, Inc., an Idaho corporation (hereinafter referred to as “Borrower”), hereby promises to pay to the order of TODD R. HACKETT, or (his/her/its) successors and assigns, if any (hereinafter referred to as “Lender”), the principal sum of Four Hundred Thousand Dollars ($400,000), together with interest on the unpaid principal amount of this Promissory Note (“Note”) at the rate of ten percent (10%) per annum in the manner and upon the terms and conditions set forth below.

As part of this Promissory Note, the Borrower has issued warrants (“Original Warrants”) to acquire up to 2,000,000 shares of Company’s common stock for $0.04 per share exercisable at any time within 36 months after the date of issuance of the Original Warrants.

The principal and interest on the unpaid principal amount of this Note, or any portion thereof, shall be paid in full in cash on or before June 30, 2015. All cash payments on this Note shall be made in lawful currency of the United States at the address of the Lender, or at such other place as the holder of this Note may designate in writing.

In connection with the loan from Lender and the issuance of this Note by the Borrower, the Lender represents and warrants to the matters listed on Attachment A.

This Note is secured by the T4EDU Toolkits Contract 0006/0017 Work Order No. 5, 6, 7, 8, less zakat and holdback, with PCS Edventures!.Com for the sum of $491,928 as collateral.

Beginning on March 10, 2015, the Company shall make a payment for all accrued interest from January 16, 2015 to February 28, 2015 on this Note, in the amount of $3,957.81, which payment in full of accrued interest is acknowledged. In addition, the company agrees to make monthly interest payments within 10 days of each calendar month end. The last payment due and payable by the last day of June 30, 2015, shall be made in such amount to pay all remaining principal of the Note and accrued interest in full.

Upon default in the payment of any amount due pursuant to this Note for more than thirty (30) days after the due date, the Lender may, without notice, declare the entire debt and principal amount then remaining unpaid under this Note immediately due and payable and may, without notice, in addition to any other remedies, proceed against the

Borrower to collect the unpaid principal and any interest due. Presentment for payment, notice of dishonor, protest and notice of protest are waived by the Borrower and any and all others who may at any time become liable or obligated for the payment of all or any part of this Note, the principal or interest due.

This Note may be amended only by a written instrument executed by Lender and Borrower.

This Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Idaho. Any legal action to enforce any obligation of the parties to this Note shall be brought only in the District Court of the Fourth Judicial District of the State of Idaho, in and for the County of Ada.

In the event of any civil action filed or initiated between the parties to this Note or any other documents accompanying this Note, or arising from the breach or any provision hereof, the prevailing party shall be entitled to seek from the other party all costs, damages, and expenses, including reasonable attorney’s and paralegal’s fees, incurred by the prevailing party.

Dated the day and year first above written.

PCS Edventures!.Com, Inc.

/s/ Robert O. Grover

Robert O. Grover, CEO

PCS Edventures, Inc.

345 Bobwhite Ct. Ste. 200

Boise, ID 83706

(Borrower)

/s/ Todd Hackett

Todd Hackett

1923 Wildwood Lane

Muscatine, Iowa, 52761

(Lender)

Attachment A

Todd R. Hackett (“Hackett”) hereby represents and warrants to PCS Edventures!.com, Inc. (the “Company”), in connection with the warrants issued in conjunction with the Note (“Note”) to which this is attached, as follows:

(a) HACKETT HAS, EITHER ALONE OR WITH THE ASSISTANCE OF A REPRESENTATIVE(S), SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS TO BE CAPABLE OF EVALUATING THE MERITS AND RISKS OF A LOAN AND/OR AN INVESTMENT IN THE COMPANY AND TO MAKE AN INFORMED DECISION WITH RESPECT TO THE LOAN AND/OR INVESTMENT THAT IS THE SUBJECT MATTER OF THE NOTE.

In addition, Hackett is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, under one or more of the following qualifications for status as an accredited investor:

(i) Hackett is a natural person who had an income in excess of $200,000 in each of the two most recent years (or joint income with his or her spouse in excess of $300,000 in each of those years) and has a reasonable expectation of reaching the same income level in the current year.

(ii) Hackett is a natural person who has a net worth (or joint net worth with his or her spouse) in excess of $1,000,000 excluding the value of his primary residence.

(iii) Hackett is a director, executive officer, or manager of the Company.

(b) Hackett recognizes that a loan and/or investment in the Company involves significant risks.

(c) Hackett has been furnished all materials relating to the Company, its business and financial condition, and any other matters relating to the Company and the industries in which it operates, which Hackett has requested. Hackett has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain any additional information which the Company or its management possesses or can acquire without unreasonable effort or expense, which is necessary to verify the accuracy of the information provided by the Company. Hackett represents that, in making his decision to lend and/or invest in the Company, Hackett has relied solely on the information provided in writing by the Company (and not information provided in any other form), and Hackett has not relied on representations, warranties, opinions, projections, financial or other information or analysis, if any, supplied to it by any person, in any form and at any time, including, without limitation, any summaries, presentations, or other materials, other than information set forth in the public filings of the Company with the Securities & Exchange Commission or other information provided directly to Hackett by the Company’s Chief Executive Officer over the course of the sixty days preceding the note and/or investment in the Company and identified in writing as relating to Hackett’s evaluation of the note and/or investment (such publicly filed information and written materials from the Company’s Chief Executive Officer being defined in this Agreement as information”).

(d) The Company has answered all inquiries that Hackett has made of it concerning the Company, its business and financial condition, or any other matter relating to the operation of the Company and the note and/or investment described herein. No oral or written statement or inducement which is contrary to the information set forth in the Hackett Information has been made by or on behalf of the Company to Hackett.

(e) Hackett is not relying on the Company or its employees, officers, directors, members, managers, agents, or representatives with respect to the legal, tax, economic, and related considerations of the note and/or investment in the Company; and Hackett has relied on the advice of, or has consulted with, only Hackett's own advisors.

(f) Hackett (i) has adequate means of providing for Hackett's current needs and possible personal contingencies, (ii) has no need for liquidity in Hackett's investment in the note and/or investment in the Company, (iii) is able to bear the economic risks of Hackett's loan and/or investment in the Company, and (iv) at the present time, can afford a complete loss of Hackett's note and/or investment in the Company.

(g) Hackett is making the note and/or investment in the Company for its own account, and not for distribution, assignment, or resale to others in whole or in part; and no other person has any direct or indirect beneficial interest in such note and/or investment. Hackett has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any part of the note and/or investment in the Company; and Hackett has no plans to enter into any such agreement or arrangement.

(h) Hackett understands that (i) there is and will be no market for the note and/or investment in the Company, (ii) the note and/or investment in the Company have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and Hackett must hold the note and/or investment in the Company indefinitely unless the note and/or investment in the Company are subsequently registered under the Securities Act or an exemption from such registration is available, (iii) the Company is under no obligation to register the note and/or investment in the Company on Hackett's behalf or to assist Hackett in complying with any exemption from registration, and (iv) the note and/or investment in the Company may not be sold pursuant to Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, unless all of the conditions of that Rule are met.

(i)	Hackett understands that no Federal or State agency has passed upon the note and/or investment in the Company, or made any finding or determination as to the fairness of the investment or any recommendation or endorsement of the note and/or investment in the Company.